FEDERAL AUTHORITY APPROVES RACINO ROYALE RACING

Toronto, Ontario, July 20, 2006 — Racino Royale, Inc. (OTCBB: RCNR) (“RR”) has confirmed that the Canadian Pari-Mutuel Agency (CPMA) has granted the company’s racing permit. This was the last hurdle RR had to go over before racing could commence at Big Valley Raceway in Craven, Saskatchewan this Sunday, July 23, 2006.

Since early June, RR has been working towards insuring that harness racing could commence in Craven by the end of July in order to provide the region’s horsemen with five consecutive months of racing. Now, with the support of the Saskatchewan Standardbred Horsemen’s Association (SSHA), regulatory approval from both the Saskatchewan Liquor and Gaming Authority and the CPMA, the Big Valley Raceway site in Craven, Saskatchewan will once again feature harness racing.

RR announced last month that it had acquired the exclusive rights agreement for a racino development opportunity in Regina, Saskatchewan, with the SSHA. In short measure, the company has been steadily taking steps to secure a foothold in the Saskatchewan racing industry with that goal in mind, however this first step to revive racing in Craven is an indication of RR’s overall commitment to harness racing in the region.

“We are very excited about opening day this Sunday,” said John G. Simmonds, CEO of RR. “While a small location, Craven represents what this industry is all about: A love for harness racing. We’re looking to build on that foundation, and this weekend is just the beginning.”

RR’s periodic reports are on file with the Securities and Exchange Commission and available through the EDGAR website at www.sec.gov. Any disclosure of financial or operating results in this news release is qualified by these periodic reports and readers should refer to them for full details regarding financial results. RR, headquartered in Toronto, Ontario, is a publicly traded company listed on the Nasdaq OTCBB Exchange. For more information please call Jason Moretto at (416) 216-8659 x302.

This press release contains forward-looking statements relating to future events and results that are based on RR’s current expectations. These statements involve risks and uncertainties including, without limitation, RR’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.